EXHIBIT 10.47

                      ASSET PURCHASE AND SALE OF AGREEMENT
                      AND ESCROW INSTRUCTIONS ("Agreement")


                                CHI-CHI's, INC.,
                             a Delaware corporation,
                      formerly known as Chi-Chi's USA, Inc.

                                    "Seller"


                        SHELLS SEAFOOD RESTAURANTS, INC.,
                             a Delaware corporation

                                     "Buyer"

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                              TABLE OF CONTENTS                      PAGE
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1.   PURCHASE AND SALE OF FEE PROPERTIES AND SUBLEASE OF
     PREMISES..........................................................2
     1.1 Purchase and Sale of Assets ................................. 2
     1.2 No Transfer of Trade Name.....................................3
     1.3 Subleases.................................................... 3

2.   OPENING OF ESCROW; CLOSING DATE...................................3
     2.1 Opening of Escrow.............................................3
     2.2 Closing Dates.................................................3

3.   PAYMENT OF PURCHASE PRICE.........................................4
     3.1 Amount of Purchase Price......................................4
     3.2 Deposit.......................................................4
     3.3 Balance of Purchase Price.....................................5
     3.4 Allocation of Purchase Price..................................5

4.   DELIVERY OF FUNDS AND DOCUMENTS BY SELLER AND BUYER...............6
     4.1 Buyer.........................................................6
     4.2 Seller........................................................6

5.   TITLE MATTERS.....................................................8
     5.1 Approval of Title.............................................8
     5.2 Title Policies................................................9

6.   INSPECTION AND REVIEW PERIOD......................................9
     6.1 Inspection Date...............................................9
     6.2 Scope of Inspection...........................................9
     6.3 Review of Documents..........................................10
     6.4 Entry for Inspection.........................................10
     6.5 Approval of Due Diligence Matters ...........................11
     6.6 Confidentiality..............................................11
     6.7 Liens........................................................11
     6.8 Indemnity....................................................12
     6.9 Approval of Licenses and Permits.............................12
     6.10 Buyer's Objection and Cure Procedure........................12

7.   CONDITIONS PRECEDENT TO CLOSE OF ESCROW..........................13
     7.1 Conditions to Buyer's Obligations............................13
     7.2 Conditions to Seller's Obligations...........................14
     7.3 Woodridge Premises Contingency...............................16
     7.4 Springfield Property Contingency.............................16
     7.5 Covenant of Seller and Buyer.................................18
     7.6  Waiver......................................................18
     7.7 Failure of Conditions .......................................18

8.   REPRESENTATIONS, WARRANTIES AND DISCLOSURES......................18

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     8.1 Representations and Warranties by Buyer......................18
     8.2 Representations and Warranties by Seller.....................19
     8.3 "AS-IS" Acceptance of Fee Properties and Premises; Buyer's
         Disclaimer...................................................21
     8.4 Indemnification..............................................22
     8.5 Buyer's Release of Seller....................................22
     8.6 Survival.....................................................23

9.   ESCROW PROVISIONS................................................23
     9.1 Supplemental Escrow Instructions..............................23
     9.2 General Escrow Provisions....................................23
     9.3 Prorations...................................................23
     9.4 Payment of Costs.............................................24
     9.5 Payment of Sales Taxes.......................................25
     9.6 Cancellation of Escrow.......................................25
     9.7 Information Report...........................................25

10.  BROKERAGE COMMISSIONS............................................26

11.  DAMAGE, DESTRUCTION AND CONDEMNATION.............................26
     11.1 Risk of Physical Loss.......................................26
     11.2 Condemnation................................................27

12.  POSSESSION; DEFAULT..............................................28
     12.1 Possession..................................................28
     12.2 Utilities...................................................28
     12.3 LIQUIDATED DAMAGES..........................................28
     12.4 Seller's Default............................................28

13.  MISCELLANEOUS....................................................29
     13.1 Assignment..................................................29
     13.2 Successors and Assigns......................................29
     13.3 Time of Essence.............................................29
     13.4 Time Period Computations ...................................29
     13.5 Attorneys' Fees.............................................29
     13.6 Interpretation; Governing Law...............................29
     13.7 No Waiver...................................................29
     13.8 Modifications...............................................30
     13.9 Severability................................................30
     13.10 Headings...................................................30
     13.11 Merger of Prior Agreements and Understandings..............30
     13.12 Execution in Counterpart ..................................30
     13.13 Survival...................................................30
     13.14 Notices....................................................30
     13.15 No Response to Request for Consent ........................31
     13.16 Exhibits...................................................31


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                       SCHEDULE OF EXHIBITS AND SCHEDULES

I.   EXHIBITS

     EXHIBIT "A-1" LEGAL DESCRIPTION OF DEERFIELD PROPERTY

     EXHIBIT "A-2" LEGAL DESCRIPTION OF BLOOMINGTON PROPERTY

     EXHIBIT "A-3" LEGAL DESCRIPTION OF SPRINGFIELD PROPERTY

     EXHIBIT "B-1" DESCRIPTION OF STREAMWOOD PREMISES

     EXHIBIT "B-2" DESCRIPTION OF OAKBROOK TERRACE PREMISES

     EXHIBIT "B-3" DESCRIPTION OF WOODRIDGE PREMISES

     EXHIBIT "B-4" DESCRIPTION OF CARPENTERSVILLE PREMISES

     EXHIBIT "C-1" LEASE AND RELATED DOCUMENTS STREAMWOOD PREMISES

     EXHIBIT "C-2" LEASE AND RELATED DOCUMENTS STREAMWOOD PREMISES

     EXHIBIT "C-3" LEASE AGREEMENTS AND RELATED DOCUMENTS WOODRIDGE PREMISES

     EXHIBIT "C-4" LEASE AGREEMENTS AND RELATED DOCUMENTS CARPENTERSVILLE
                   PREMISES

     EXHIBIT "D" FORM SUBLEASE AGREEMENT

     EXHIBIT "E" ASSIGNMENT OF CONTRACTS

     EXHIBIT "F" DEED

     EXHIBIT "G" BILL OF SALE

     EXHIBIT "H-1" LANDLORD CONSENT

     EXHIBIT "H-2" LANDLORD CONSENT

     EXHIBIT "H-3" LANDLORD CONSENT

     EXHIBIT "H-4" LANDLORD CONSENT

     EXHIBIT "I" NON-FOREIGN AFFIDAVIT


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II.  SCHEDULES

     SCHEDULE 1.1A PERSONAL PROPERTY INVENTORY: DEERFIELD PROPERTY

     SCHEDULE 1.lB PERSONAL PROPERTY INVENTORY: BLOOMINGTON PROPERTY

     SCHEDULE 1.lC PERSONAL PROPERTY INVENTORY: SPRINGFIELD PROPERTY

     SCHEDULE 1.1D PERSONAL PROPERTY INVENTORY: STREAMWOOD PREMISES

     SCHEDULE 1.1E PERSONAL PROPERTY INVENTORY: OAKBROOK TERRACE PREMISES

     SCHEDULE 1.lF PERSONAL PROPERTY INVENTORY: WOODRIDGE PREMISES

     SCHEDULE 1.1G PERSONAL PROPERTY INVENTORY: CARPENTERSVILLE PREMISES

     SCHEDULE 1.1(b)(iii) LEASED EQUIPMENT

     SCHEDULE 2.2 CLOSING SCHEDULE

     SCHEDULE 3.4A ALLOCATION OF PURCHASE PRICE: DEERFIELD PROPERTY

     SCHEDULE 3.4B ALLOCATION OF PURCHASE PRICE: BLOOMINGTON PROPERTY

     SCHEDULE 3.4C ALLOCATION OF PURCHASE PRICE: SPRINGFIELD PROPERTY

     SCHEDULE 3.4D ALLOCATION OF PURCHASE PRICE: OAKBROOK TERRACE PREMISES

     SCHEDULE 6.9 GOVERNMENTAL PERMITS

     SCHEDULE 8.2(f) CONDEMNATION PROCEEDINGS

     SCHEDULE 8.2(g) CONTRACTS TO SURVIVE ESCROW

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            ASSET PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

                                                          Escrow No. 8306056-M19

                                 Date of Opening
                                 of Escrow: March 12, 1998

To: Chicago Title Company, National Accounts
    ("Escrow Holder")
    16969 Von Karman Avenue, Suite 200
    Irvine, California 92606
    Attention: Lorri Beasley, Escrow Officer


     THIS ASSET PURCHASE AND SALE OF AGREEMENT AND ESCROW INSTRUCTIONS ("Agreement") is made this 12th day of March, 1998, by and between CHI-CHI's, INC., a Delaware corporation, formerly known as Chi-Chi's USA, Inc. ("Seller"), and SHELLS SEAFOOD RESTAURANTS, INC., a Delaware corporation ("Buyer").

                                    RECITALS:

     A. Seller is the owner of fee title to that certain real property located in the City of Deerfield, County of Lake, State of Illinois, more particuLarly described on EXHIBIT "A-1" attached hereto ("Deerfield Property"); and that certain real property located in the City of Bloomington, County of McLean, State of Illinois, more particularly described on EXHIBIT "A-2" attached hereto ("Bloomington Property").

     B. Seller is the lessee of the real property and improvements located in the City of Springfield, County of Sangamon, State of Illinois, more particularly described on EXHIBIT "A-3" attached hereto ("Springfield Property"). Seller is currently in negotiations with the fee owner of the Springfield Property for the termination of the lease with respect to the Springfield Property ("Springfield Lease") and for the acquisition of fee title to the Springfield Property.

     C. The Deerfield Property, the Bloomington Property and the Springfield Property, together with all improvements, buildings, structures and fixtures constructed on each such property shall be collectively referred to herein as the "Fee Properties".

     D. Seller is the lessee of: (i) the real property and improvements commonly known as 948 South Barrington Road, Streamwood, Illinois, more particularly described on EXHIBIT "B-1" attached hereto (the "Streamwood Premises"); (ii) the real property and improvements commonly known as 17 West 744 22nd Street, Oakbrook Terrace, Illinois, more particularly described on EXHIBIT "B-2" attached hereto ("Oakbrook Terrace Premises"); (iii) the real property and improvements commonly known as 1001 75th Street, Woodridge, Illinois, more particularly described on EXHIBIT "B-3" attached hereto ("Woodridge Premises"); and (iv) the real property and improvements commonly known as 113 South Western Avenue,


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Carpentersville, Illinois, more particularly described on EXHIBIT "B-4" attached hereto ("Carpentersville Premises"). The Streamwood Premises, the Oakbrook Terrace Premises, the Woodridge Premises and the Carpentersville Premises shall be collectively referred to herein as "the Premises."

     E. Seller's leasehold interest in the Streamwood Premises exists as a result of the lease and related documents listed on EXHIBIT "C-1" attached hereto (the "Streamwood Lease"); Seller's leasehold interest in the Oakbrook Terrace Premises exists as a result of the lease and related documents listed on EXHIBIT "C-2" attached hereto (the "Oakbrook Terrace Lease"); Seller's leasehold interest in the Woodridge Premises exists as a result of the lease and related documents listed on EXHIBIT "C-3" attached hereto (the "Woodridge Lease"); and Seller's leasehold interest in the Carpentersville Premises exists as a result of the lease and related documents listed on EXHIBIT "C-4" attached hereto (the "Carpentersville Lease"). All of the above-referenced documents listed in EXHIBITS "C-1", "C-2", "C-3" AND "C-4" are hereinafter collectively referred to as the "Leases" or "the Lease Documents".

     F. Seller currently operates restaurants on the Fee Properties and the Premises (collectively, the "Restaurants") under the trade name "Chi-Chi's" (the "Trade Name"). Seller's right to use and operate the Restaurants as "Chi-Chi's" is not being transferred to Buyer and Buyer shall acquire no right or interest in such Trade Name.

     G. Seller desires to (i) sell the Fee Properties to Buyer; (ii) sublease the Premises to Buyer (iii) sell the Personal Property (as defined herein) to Buyer; and (iv) transfer operation of the Restaurants to Buyer, and Buyer has agreed to the same upon the terms and conditions contained herein.

     NOW, THEREFORE, the parties hereto agree as follows:

                              TERMS AND CONDITIONS

1. PURCHASE AND SALE OF FEE PROPERTIES AND SUBLEASE OF PREMISES.

     1.1 PURCHASE AND SALE OF ASSETS. Subject to all of the terms, conditions and provisions of this Agreement, and for the consideration herein set forth, Seller hereby agrees to sell and Buyer hereby agrees to purchase the following (collectively, the "Assets"):

          (a) Seller's fee ownership interest in and to the Fee Properties, together with all buildings, improvements, equipment and fixtures located thereon, and all right, title and interest of Seller in and to any easements, rights of way and other appurtenances thereto pertaining to or benefiting such Properties, including, without limitation, all air rights, subsurface rights, water rights, wells and appurtenant development rights, and all tangible personal property used in the operation, maintenance or repair of any such Properties.

          (b) All furniture, personal property, machinery, apparatus and equipment and currently located on the Fee Properties and the Premises (collectively, the "Personal
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     Property"). Personal Property shall be delivered in the same condition existing on the date of this Agreement, reasonable wear and tear excepted. The Personal Property does not include: (i) any personal property or equipment marked or identified with Seller's logo or trademark (provided that with respect to signage, Seller shall remove only the actual signs and shall not remove sign poles or monuments); (ii) all pots, pans, tableware, glasses and kitchen utensils located in the Premises ("Smallwares"); (iii) any equipment, furniture or fixtures, currently being leased by Seller, as identified on Schedule 1.1(b)(iii) hereto, and Buyer shall acquire no right, title, or interest in such leased equipment under this Agreement; or
     (iv) any point of sale equipment. An inventory of the Personal Property and leased equipment shall be approved by Buyer and Seller and attached hereto as SCHEDULE 1.1 and SCHEDULE 1.1(b)(iii) respectively within thirty (30) days from the date of this Agreement.

          (c) All licenses, certificates of occupancy, approvals, qualifications, consents, authorizations and permits owned or held by, or granted to, Seller, involved in the operating of each Fee Property and the Premises as restaurants, other than those which by law or pursuant to their terms are not assignable or otherwise transferable to Buyer.

     1.2 NO TRANSFER OF TRADE NAME. The "Chi-Chi's" Trade Name shall not be sold or transferred to Buyer pursuant to this Agreement and Buyer shall acquire no right, title or interest therein.

     1.3 SUBLEASES. Buyer and Seller shall enter into separate subleases in the form attached hereto as EXHIBIT "D" for the Streamwood Premises, the Oakbrook Terrace Premises, the Woodridge Premises and the Carpentersville Premises (collectively, the "Subleases") effective upon the Close of Escrow for each such Premises.

2. OPENING OF ESCROW: CLOSING DATE.

     2.1 OPENING OF ESCROW. Within two (2) business days after the execution of this Agreement by Buyer and Seller, the parties shall open an escrow ("Escrow") with the Escrow Holder by causing an executed copy of this Agreement to be deposited with Escrow Holder. Escrow shall be deemed open on the date that a fully executed copy of this Agreement is delivered to Escrow Holder ("Opening of Escrow").

     2.2 CLOSING DATES. After satisfaction or waiver of all conditions set forth in Sections 7.1 and 7.2 below, the parties agree that the Close of Escrow shall occur in a series of four (4) separate Closings. Each Closing shall transfer two
(2) of the Restaurants at a time, in the order specified on the SCHEDULE 2.2 attached hereto and incorporated by reference ("Closing Schedule"). The first Closing shall occur not later than ten (10) business days following satisfaction, deemed satisfaction or written waiver of the conditions set forth in Sections 7.1 and 7.2 (the "Contingency Satisfaction Date"), and each subsequent Closing shall Occur at successive thirty (30) day intervals thereafter, as more particularly set forth on the Closing Schedule (the date for each respective Closing, as set forth on the Closing Schedule may be referred to as a "Closing Date"); provided, however, that in the event any particular Closing would occur on a weekend or Federal or Illinois State holiday, such Closing shall occur on the

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next succeeding business day. In the event that the Woodridge Premises is not part of this transaction as set forth in Section 7.3 below and/or the Springfield Property is not part of this transaction as set forth in Section 7.4 below, the Closing Schedule shall be modified in accordance with the mutual agreement between the parties, but in no event shall there be more than thirty
(30) days between any Closing, nor shall any Closing involve less than two (2) of the Restaurants, except for the final Closing. Notwithstanding the foregoing, the Closing Date for the Springfield Property may be extended as provided in
Section 7.4 below. Buyer shall have the right, upon thirty (30) days' prior written notice to Seller, to accelerate the Closing Schedule on any of the Fee Properties or Premises (with the exception of the Springfield Property which shall be governed by Section 7.4 below), and to Close Escrow with respect to more than two (2) Fee Properties or Premises at any particular Closing. The terms "Close of Escrow", and/or the "Closing" are used herein to mean the time the Deed is recorded in the applicable County Recorder's Office in the State of Illinois with respect to the Fee Properties and the date of delivery of documents through Escrow and delivery of possession of the Premises to Buyer with respect to the Subleases. Upon the Contingency Satisfaction Date, Buyer and Seller shall be obligated to proceed with each of the remaining Closings for each of the remaining Restaurants without contingency, except with respect to the contingency set forth in Section 7.3 relating to the Woodridge Premises and with respect to the contingency set forth in Section 7.4 relating to the Springfield Property. If the first Closing shall not have occurred on or before July 24, 1998 (the "Outside Closing Date"), the Escrow and this Agreement shall terminate without prejudice to the rights of either party with respect to any breach or default by the other party under this Agreement.

3. PAYMENT OF PURCHASE PRICE.

     3.1 AMOUNT OF PURCHASE PRICE. The total consideration which Seller agrees to accept and Buyer agrees to deliver for the purchase of the Assets and execution of the Subleases is the sum of THREE MILLION ONE HUNDRED THOUSAND DOLLARS ($3,100,000.00) (the "Purchase Price"), subject to adjustment in accordance with Section 7.4 below. Notwithstanding the foregoing, if Buyer shall elect to Close for some, but not all, of the Fee Properties and/or the Premises in accordance with a specific right of election set forth in this Agreement, the Purchase Price shall be reduced by that portion of the Purchase Price allocated to the Fee Property and/or the Premises for which Buyer has elected not to Close.

     3.2 DEPOSIT. Concurrently with the Opening of Escrow, Buyer shall deposit the sum of FIFTY THOUSAND DOLLARS ($50,000.00) with the Escrow Holder by wire transfer or cashier's check. Unless Buyer shall have terminated this Agreement by delivery of written notice to Seller and Escrow Holder pursuant to a right of termination in Buyer's favor set forth in this Agreement, Buyer shall deposit the additional sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) with Escrow Holder in immediately available funds on or before the date which is sixty (60) days from the date of this Agreement. In the event that Seller has terminated this Agreement with respect to the Deerfield Property and the Bloomington Property pursuant to the provisions of Section 7.2(h) below, Buyer shall not be required to deposit the additional ONE HUNDRED THOUSAND DOLLARS ($100,000.00) as provided in the immediately preceding sentence. In the event that Seller has terminated this Agreement with respect to either the Deerfield Property or Bloomington Property, but not both, pursuant to the

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provisions of Section 7.2(h) below, Buyer shall deposit the additional sum of
FIFTY THOUSAND DOLLARS ($50,000.00) with Escrow Holder in immediately available funds on or before the date which is sixty (60) days from the date of this Agreement in lieu of Buyer's deposit of the additional One Hundred Thousand Dollars ($100,000.00). The foregoing amounts held by Escrow Holder are hereinafter referred to as the "Deposit." Deposit shall be held in an interest bearing account, with interest being added to the Deposit. The Deposit shall either: (i) be applied to the Purchase Price at Closing as provided below; (ii) be retained by Seller as liquidated damages in accordance with Section 12.3 pursuant to the provisions thereof; or (iii) be returned to Buyer in the event that Escrow has expired and/or been terminated as to all of the Fee Properties and Premises as provided in this Agreement and the Deposit is not retained by Seller pursuant to clause (ii) above. Provided that the entire One Hundred Fifty Thousand Dollar ($150,000.00) Deposit has been made, Fifty Thousand Dollars ($50,000.00) of the Deposit shall be applied to the Purchase Price payable in connection with the first Closing. The second Fifty Thousand Dollars ($50,000.00) of the Deposit shall be applied to the Purchase Price payable in connection with the second Closing. The remaining Fifty Thousand Dollars ($50,000.00) of the Deposit shall remain in Escrow until the Closing of the last of the Fee Properties and/or Premises to be transferred to Buyer pursuant hereto and shall be applied to the Purchase Price allocable thereto; provided, however, that in the event that the final Closing has not occurred by the expiration of the Seller's Extension of the Springfield Closing Date as provided in Section
7.4 below, the remaining Deposit shall be returned to Buyer, provided further that such return shall not otherwise affect the validity and continued effectiveness of this Agreement with respect to the Springfield Property. In the event that only One Hundred Thousand Dollars ($100,000.00) of the Deposit is made pursuant to the provisions of this Section, Fifty Thousand Dollars ($50,000.00) of the Deposit shall be applied to the Purchase Price payable in connection with the Closing of the Oakbrook Terrace Premises, and the remaining Fifty Thousand Dollars ($50,000.00) of the Deposit will remain in Escrow until the Closing of the last of the Fee Properties and/or Premises as provided above. In the event that only Fifty Thousand Dollars ($50,000.00) of the Deposit is made pursuant to the provisions of this Section, such Deposit shall remain in Escrow until the Closing of the last of the Fee Properties and/or Premises as provided above. All interest on funds held in Escrow (including funds remaining after each Closing as set forth in the Closing Schedule) shall accrue in favor of Buyer. Escrow Holder shall invest such funds in accordance with the directions of Buyer; provided such investment is reasonably acceptable to Escrow Holder.

     3.3 BALANCE OF PURCHASE PRICE. On or before the Closing Date for each respective Fee Property and/or Premises, Buyer shall deliver to Escrow an amount equal to the total Purchase Price allocable to the Fee Properties and/or Premises for such respective Closing as set forth on SCHEDULE 2.2, plus an amount estimated to be sufficient funds to pay for Buyer's share of prorations and closing costs. As used in this Agreement, "Good Funds" means immediately available funds including cash or wire transfer of funds. Upon each Closing for the Restaurants set forth in the Closing Schedule, Escrow Holder shall disburse to Seller that Portion of the Purchase Price allocated to each Fee Property and/or Premises as provided in the Allocation of Purchase Price (as defined in Section 3.4 below) subject to adjustment for closing Costs and prorations for the applicable Closing.

     3.4 ALLOCATION OF PURCHASE PRICE. Attached hereto as SCHEDULES 3.4A, 3.4B, 3.4C AND 3.4D is the form Allocation of the Purchase Price for the sale or sublease of each Restaurant

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as such may be required by Section 1060 of the Internal Revenue Code of 1986 and
the treasury regulations promulgated thereunder. Buyer and Seller shall agree on the allocation of the Purchase Price for each of the Fee Properties and the Premises and shall complete the Allocation of Purchase Price for each such Fee Property and Premises and attach the completed form to this Agreement and deliver the completed forms of Allocation of Purchase Price to Escrow Holder on or before the expiration of the Inspection Period. Each party shall prepare IRS Form 8594 reflecting the allocation of the Purchase Price with respect to the purchase of each of the Fee Properties and the Premises, and shall deliver copies thereof to Escrow Holder on or before the applicable Closing as provided in the Closing Schedule.

4. DELIVERY OF FUNDS AND DOCUMENTS BY SELLER AND BUYER.

     4.1 BUYER. Buyer agrees that on or :before the business day preceding the first Closing as described in the Closing Schedule, Buyer will deposit with Escrow Holder all additional documents (executed and acknowledged, if appropriate) which are necessary for Escrow Holder and/or Buyer as applicable, to comply with the terms of this Agreement, including without limitation, the following:

          (a) Two (2) originals of a completed IRS Form 8594.

          (b) Four (4) fully executed originals of the Subleases for each of the four (4) Premises.

          (c) With respect to the Closing for the Woodridge Premises, on or before the business day preceding the Woodridge Premises Closing, four (4) fully executed counterpart originals of any lease amendment documents with respect to the Woodridge Lease which are to be executed and delivered through Escrow pursuant to Section 7.3 below (the "Woodridge Lease Amendment").

          (d) Any and all additional instruments, or other documents from Buyer (executed and acknowledged if appropriate) expressly or implicitly required by this Agreement.

          (e) Three (3) fully executed counterpart originals of an Assignment of Contracts, Permits, Licenses, Warranties and Guaranties in the form attached hereto as EXHIBIT "E" (the "Assignment of Contracts") with respect to each of the Fee Properties and the Premises.

          (f) Three (3) fully executed counterpart originals of a Memorandum of Sublease with respect to each of the Subleases in recordable form reasonably acceptable to Seller and Buyer (the "Memorandum of Subleases").

     4.2 SELLER. Seller agrees that on or before the business day preceding the first Closing as set forth in the Closing Schedule, Seller will deposit with Escrow Holder such funds and other items and instruments (executed and acknowledged, if appropriate) which are necessary


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in order for the Escrow Holder to comply with the terms of this Agreement, including without limitation, the following:

          (a) One (1) original grant deed for each of the Fee Properties conveying fee title thereto to Buyer in the form attached hereto as EXHIBIT "F" ("Deeds").

          (b) Four (4) fully executed originals of the Subleases for each of the four (4) Premises.

          (c) An original fully executed Bill of Sale (the "Bill of Sale") conveying the Personal Property for each of the Fee Properties and the Premises in the form of EXHIBIT "G" attached hereto.

          (d) Four (4) fully executed Landlord Consents for each of the Subleases (the "Landlord Consents") in the general form attached hereto as EXHIBITS "H-1", "H-2", "H-3" AND "H-4", subject to reasonable modification by the landlord under each of the Leases; provided, however, such Landlord Consents shall in any event contain a consent to each of the Subleases and shall not increase the burdens imposed upon Buyer nor shall it modify the terms of the Leases or the Subleases without the prior written consent of Buyer. Seller agrees to use its reasonable commercial efforts to procure all of the Landlord Consents; provided, however, Seller shall not be obligated to pay any fee or charge to the Landlord under the Leases in connection with obtaining such documents, except that Seller shall pay any fee or charge specifically provided in the Leases required for the review of the proposed Subleases.

          (e) With respect to the Closing for the Woodridge Premises, on or before the business day preceding the Woodridge Premises Closing, four (4) fully executed counterpart originals of the Woodridge Lease Amendment, if applicable.

          (f) A Non-Foreign Affidavit in the form attached hereto as EXHIBIT "I" with respect to each of the Fee Properties.

          (g) Three (3) fully executed counterpart originals of the Assignment of Contracts with respect to each of the Fee Properties and the Premises.

          (h) Three (3) fully executed counterpart originals of the Memorandum of Subleases for each of the Subleases. Seller shall use its commercially reasonable efforts to obtain and deliver a recordable Memorandum of Lease with respect to any of the Leases for which a Memorandum of Lease does not currently exist of record; provided, however, Seller shall not be required to pay any fee or charge with respect to obtaining such Memorandum of Lease. Seller's failure to obtain a Memorandum of Lease shall not constitute a condition to the Buyer's obligations under this Agreement.

          (i) Any and all additional instruments or documents from the Seller (executed and acknowledged if appropriate) expressed or implicitly required by this Agreement or otherwise necessary to complete the transactions contemplated hereby.

5. TITLE MATTERS.

     5.1 APPROVAL OF TITLE.

          (a) As soon as possible following execution of this Agreement, Seller shall cause Chicago Title Company (National Accounts) (the "Title Company"), to deliver to Buyer preliminary title reports describing the state of title of each of the Fee Properties and the Premises, together with copies of all documents listed as exceptions therein (the "Preliminary Title Reports"). Buyer shall review the Preliminary Title Reports and notify Seller in writing ("Buyer's Title Notice") of Buyer's approval of all matters contained in the Preliminary Title Reports or of any objections Buyer may have to title exceptions or other matters ("Disapproved Exceptions") contained in the Preliminary Title Reports within the later of: (i) twenty (20) days after Buyer's receipt of the Preliminary Title Reports; (ii) twenty (20) days after the date of this Agreement; or (iii) only with respect to any survey exceptions, five (5) business days after Buyer's receipt of surveys if Buyer elects to obtain surveys, provided that such extension shall not exceed sixty (60) days from the date of this Agreement. If Buyer fails to deliver Buyer's Title Notice within said twenty (20) day period (or such extended period for survey exceptions), Buyer shall be conclusively deemed to have approved the Preliminary Title Reports and all matters shown therein.

          (b) In the event Buyer delivers Buyer's Title Notice within said period, Seller shall have a period of ten (10) days after receipt of Buyer's Title Notice in which to notify Buyer of Seller's election to either (i) agree to attempt to remove the Disapproved Exceptions prior to the Close of Escrow; or (ii) decline to remove any such Disapproved Exceptions ("Seller's Notice"). Seller's failure to deliver Seller's Notice within said ten (10) day period shall be deemed Seller's election to decline to remove the Disapproved Exceptions. Notwithstanding anything to the contrary contained herein, subject to Seller's contingency set forth in
     Section 7.2(h) below, Seller shall remove any Disapproved Exceptions consisting of monetary liens and encumbrances such as mortgages, deeds of trust, judgment liens and mechanic's liens; provided, however, that with respect to the Premises, Seller shall only be obligated to remove such liens and encumbrances with respect to Seller's leasehold estate, and not the Landlord's fee interest. If Seller notifies Buyer of its election to decline to remove the Disapproved Exceptions, or if Seller is deemed to have elected to decline to remove the Disapproved Exceptions, Buyer may elect either to (i) terminate this Agreement and the Escrow with respect to the disapproved Fee Property and/or Premises, in which event this Agreement shall continue for all other Fee Properties and Premises with an appropriate adjustment to the Purchase Price, if, any; or (ii) to accept title to the Fee Properties and/or Premises subject to the Disapproved Exception(s). Buyer shall exercise such election by delivery of written notice to Seller and Escrow Holder within ten (10) days following the date Seller declines or is deemed to have declined to remove such Disapproved Exception(s). If Buyer fails to deliver said written notice of termination of this Agreement and the Escrow with respect to the Fee properties and/or Premises in question within said ten (10) day period, Buyer's disapproval of the Disapproved Exception(s) shall be deemed waived and Buyer shall deemed to have agreed to accept title to each of the Fee Properties subject to the Disapproved Exception(s).

          (c) Upon the issuance of any amendment or supplement to the Preliminary Title Reports which add additional exceptions, the foregoing right of review and approval shall also apply to said amendment or supplement, provided, however, that Buyer's initial period of review and approval or disapproval of any such additional exceptions shall be limited to ten (10) days following receipt of notice of such additional exceptions. The provisions of this subparagraph 5.1(c) providing for additional review periods based upon amended or supplemental preliminary title reports shall not apply to any exception relating to any survey obtained by Buyer, and Buyer's review rights with respect to any such survey exception shall be governed by the provisions of Section 5.1(a) above.

     5.2 TITLE POLICIES. When Escrow Holder holds for Buyer each of the Deeds in favor of Buyer executed and acknowledged by Seller covering each of the Fee Properties and the Subleases covering each of the Premises, Escrow Holder shall cause to be issued and delivered to Buyer as of the Close of Escrow for each respective Fee Property an ALTA standard coverage owner's policy of title insurance issued by Title Company, and for each of the Premises for which a recorded memorandum of lease exists or is delivered by a landlord under a Lease, an ALTA standard leasehold policy of title insurance issued by Title Company ("Buyer's Title Policies"), or, upon Buyer's request therefor, an ALTA extended coverage owner's policy of title insurance (provided that Buyer shall be responsible for the cost of, and for obtaining any ALTA survey required with respect to an ALTA extended coverage policy). Buyer's Title Policies for the Fee Properties shall have liability in the amount of the Purchase Price allocable to each Fee Property and Buyer's Title Policies for the Premises shall have liability in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) for each of the Streamwood Premises, Woodridge Premises and Carpentersville Premises and Two Hundred Fifty Thousand Dollars ($250,000.00) for the Oakbrook Terrace Premises. Buyer's Title Policies shall cover each of the Fee Properties, and where applicable, the Premises and shall show title vested in Buyer free of encumbrances and other title exceptions, except:

          (a) All non-delinquent general and special real property taxes and assessments for the current fiscal year;

          (b) Those easements, encumbrances, covenants, conditions, restrictions, reservations, rights-of-way and other matters of record shown on the Preliminary Title Reports and approved, or deemed approved, by Buyer pursuant to Section 5.1;

          (c) Any exceptions created or consented to by Buyer, including without limitation, any exceptions arising by reason of Buyer's possession of or entry on any of the Fee Properties.

6. INSPECTION AND REVIEW PERIOD.

     6.1 INSPECTION DATE. The "Inspection Date" shall mean the date which is sixty (60) days following the date of this Agreement.

     6.2 SCOPE OF INSPECTION. Buyer shall have the right to make an analysis of the Fee Properties, the Premises and the Personal Property, consisting of such engineering, feasibility studies, soils tests, environmental studies and any other physical investigations as Buyer may desire to permit Buyer to determine the suitability of the Fee Properties, the Premises and the Personal Property for Buyer's contemplated uses and to conduct such other review and investigation which Buyer deems appropriate to satisfy itself to acquire the Fee Properties, the Personal Property and Sublease the Premises.

     6.3 REVIEW OF DOCUMENTS. Upon the execution of this Agreement, Buyer acknowledges receipt of the Lease Documents. Seller shall make available to Buyer within five (5) days from the execution of this Agreement, copies of all contracts which relate to the Fee Properties, the Premises and the Personal Property (together with any amendments or modifications thereto), and all reports in Seller's possession respecting the physical condition of the Fee Properties and the Premises, if any, any of the licenses or permits described in
Section 1.1(c) above which Seller has in its possession and any other information in Seller's possession or control reasonably requested by Buyer relating to the Fee Properties, the Premises or the Personal Property.

     6.4 ENTRY FOR INSPECTION.

          (a) Subject to the conditions hereafter stated, Seller grants to Buyer, its agents and employees a limited license to enter upon any portion of the Fee Properties and the Premises for the purpose of conducting engineering surveys, soil tests, investigations or other studies reasonably necessary to evaluate the condition of the Fee Properties, the Premises and the Personal Property, which studies, surveys, investigations and tests shall be done at Buyer's sole cost and expense. Buyer shall not conduct any invasive or destructive testing or investigation of any of the Fee Properties or the Premises without first obtaining Seller's prior written consent, which shall not be unreasonably withheld.

          (b) Buyer may engage an environmental consultant to conduct an examination of the Fee Properties and the Premises to obtain information about hazardous materials contained thereon and to conduct any testing or examination required by a customary and reasonable Phase I and II environmental review, taking into account the nature, use and history of the Fee Properties and the Premises, subject to the foregoing limitations on destructive or invasive testing.

          (c) Buyer shall inform Seller in writing not less than twenty-four
     (24) hours prior to its intended inspection of any of the Fee Properties or the Premises, and shall coordinate any such entry for inspection with Seller. Seller shall have the right to have its representative present during any inspection. Buyer acknowledges that until the Close of Escrow, each of the Restaurants shall continue to operate and Buyer agrees to coordinate its investigation and inspection efforts so as to not unreasonably interfere with the operation of the Restaurants by Seller. The limited license granted herein shall be co-extensive with the term of this Agreement. Further, as a condition to any such entry, Buyer shall (i) conduct all studies by Buyer or its agents in a diligent, expeditious and safe manner and not allow any dangerous or hazardous conditions to occur on the Fee Properties by its agents or the Premises during or after such investigation; (iii) comply with all applicable laws and governmental regulations; (iv) keep the Fee Properties and the Premises free and clear of all materialmen's liens, lis pendens and other liens arising out of the Buyers or its agents entry and work performed under this paragraph; (v) maintain or assure maintenance of workers' compensation insurance (or state approved self-insurance) on all persons entering the Fee Properties or the Premises in the amounts required by the State of Illinois; and (vi) return the Fee Property and the Premises to their original condition following Buyer's entry.

     6.5 APPROVAL OF DUE DILIGENCE MATTERS. Buyer shall notify Seller in writing ("Buyer's Inspection Notice") on or before the Inspection Date of Buyer's approval or disapproval of each item delivered to or available for review by Buyer pursuant to this Section 6 and of Buyer's approval or disapproval of the condition of the Fee Properties, the Premises and the Personal Property and Buyer's investigations with respect thereto (excluding title matters which are to be approved or disapproved pursuant to Section 5.1 above) (collectively, the "Inspection Items"). Buyer's failure to deliver Buyer's Inspection Notice on or before expiration of the Inspection Date shall be conclusively deemed Buyer's approval of the condition of the Fee Properties, the Premises and the Personal Property in their "AS-IS" and "WHERE-IS" condition, without representation or warranty from Seller or its agents or employees.

     6.6 CONFIDENTIALITY. This Agreement, the terms hereof, and any and all information made available to Buyer under this Agreement or discovered by Buyer during its investigation of the Fee Properties, the Premises and the Personal Property shall be treated as confidential by Buyer and such information shall not be disclosed without the prior written consent of Seller prior to the consummation of all transactions contemplated by this Agreement, or in the event this Agreement is terminated, the confidentiality provisions contained herein shall survive such termination and continue indefinitely; provided, however, that Buyer may disclose said information to the extent it is relevant and necessary in the particular circumstances: (i) to any attorney, accountant, engineer or consultant providing services to Buyer in the normal and ordinary course of business; (ii) to a court or any other official body if said confidential information is subpoenaed by that court or official body; (iii) to the landlord of the Woodridge Lease in connection with its negotiations for an extension of such Lease; (iv) to public officials in connection with the application for liquor licenses and other licenses and permits necessary for the operation of a Shells restaurant; and (v) on the business day next succeeding the full execution of this Agreement, Buyer may issue a press release announcing the transactions contemplated by this Agreement which has been reviewed and approved by both Seller and Buyer. Buyer may issue subsequent press releases with respect to the transactions contemplated by this Agreement during the pendency of this Agreement, provided such press releases have been reviewed and approved by both Seller and Buyer, with such approval not to be unreasonably withheld or delayed. Additionally, if this Agreement terminates for any reason whatsoever, Buyer shall return to Seller all written information delivered to Buyer pursuant hereto, and all copies of such information made by Buyer, within ten (10) days after termination hereof. The provisions of this Section 6.6 shall survive any termination of this Agreement.

     6.7 Liens. Buyer shall promptly pay and/or discharge all demands for payment relating to Buyer's entry on and investigation of the Fee Properties and the Premises and take all other steps to avoid the assertion of claims or lien against the Fee Properties and the Premises. In the event a claim or lien is recorded by reason of Buyer's entry on the Fee Properties or the Premises, Buyer, within twenty (20) days of such recordation, shall either (i) record or deliver a surety bond sufficient to release such claim or lien in accordance with applicable law; or (ii) provide Seller with such other assurance as Seller may reasonably require for the payment of the claim or lien.

     6.8 INDEMNITY. Buyer hereby agrees to indemnify, and hold Seller free and harmless from and against any and all losses, damages (whether general, punitive or otherwise), liabilities, claims, causes of action (whether legal, equitable or administrative), judgments, court costs and legal or other expenses (including attorneys' fees and costs incurred in the defense thereof) which Seller may suffer or incur as a consequence of Buyer's exercise of the license granted pursuant to Section 6.4 above or any act or omission by Buyer, any contractor, subcontractor or material supplier, engineer, architect or other person or entity acting by or under Buyer (except Seller and its agents) with respect to the Fee Properties or the Premises, excepting to the extent such claims arise out of the negligence or misconduct of Seller. Buyer's duty to indemnify Seller pursuant to this Section 6.8 shall survive the termination of this Agreement and the Close of Escrow.

     6.9 APPROVAL OF LICENSES AND PERMITS. Buyer shall further have the right to make an examination of the existence or availability of all licenses, permits and authorizations which affect the Fee Properties, the Premises, the Personal Property or which Buyer in its sole discretion determines are necessary or. desirable to the operation of a Shells' Restaurant, including without limitation those transferable licenses and permits as set forth on SCHEDULE 6.9 attached hereto, if any (collectively, "Governmental Permits"). Buyer shall notify Seller in writing within ninety (90) days following the Opening of Escrow ("Permit Contingency Date") in the event Buyer is unable to obtain reasonable satisfaction that the transfer of the Governmental Permits shall take place (the "Permit Objection Notice"). Buyer shall promptly apply for all Governmental Permits necessary for the operation of a Shells Seafood Restaurant with respect to each of the Fee Properties and the Premises and Buyer shall use its commercially reasonable efforts to diligently pursue obtaining all Governmental Permits. If Buyer fails to deliver the Permit Objection Notice to Seller on or before the expiration of the Permit Contingency Period, this contingency shall conclusively be deemed to be waived by Buyer. Seller shall, at no direct out-of-pocket cost to itself, cooperate with Buyer in its efforts to transfer or obtain any Governmental Permits.

     6.10 BUYER'S OBJECTION AND CURE PROCEDURE. In the event that Buyer delivers the Buyer's Inspection Notice on or before the Inspection Date and/or the Permit Objection Notice on or before Permit Contingency Date, Seller shall have a period of ten (10) days after receipt of such notices in which to notify Buyer of Seller's election to either: (i) agree to attempt to cure such objection prior to the Close of Escrow for the applicable Fee Property and/or Premises (provided, however, with respect to the Springfield Property such cure shall occur not later than thirty (30) days prior to the scheduled Closing Date for the Springfield Property); or (ii) decline to remove such objection. Seller's failure to deliver such notice within said ten (10) day period shall be deemed Seller's election to decline to cure the objection or objections. In the event Seller notifies Buyer of its election to decline to remove any objection set forth in a Buyer's inspection Notice or Permit Objection Notice or Seller is deemed to have elected to decline to cure such objections, Buyer may elect either to (a) terminate this Agreement and the Escrow with respect to the disapproved Fee Property and/or Premises, in which event this Agreement shall continue for all other Fee Properties and Premises with an appropriate adjustment to the

Purchase Price, if any; or (b) accept title to the Fee Properties and/or Premises subject to the objectionable matters. Buyer shall exercise such election by delivery of written notice to Seller and Escrow Holder within ten
(10) days following the date Seller declines or is deemed to have declined to cure such objections. If Buyer fails to deliver said written notice of termination of this Agreement and the Escrow with respect to the Fee Properties and/or Premises in question, within said ten (10) day period, Buyer's disapproval set forth in the Buyer's Inspection Notice and/or the Permit Objection Notice shall be deemed waived and Buyer shall be deemed to have agreed to accept the Fee Properties and the Premises subject to such objections.

7. CONDITIONS PRECEDENT TO CLOSE OF ESCROW.

     7.1 CONDITIONS TO BUYER'S OBLIGATIONS. Buyer's obligation to consummate the transactions contemplated herein shall be conditioned upon the fulfillment of the following conditions precedent, all of which shall be satisfied or waived in writing pursuant to this Section 7 prior to the first Closing Date as set forth in the Closing Schedule unless sooner noted:

          (a) All of Seller's covenants pursuant to this Agreement which by their terms are to be fulfilled by the first Closing Date shall have been fulfilled and all of Seller's representations and warranties set forth in
     Section 8.2 are true and correct on each Closing Date.

          (b) On or before expiration of the Permit Contingency Date, Buyer shall be satisfied, or deemed satisfied pursuant to Sections 6.9 and 6.10 above, that all Governmental Permits are available to Buyer.

          (c) Buyer shall be satisfied that it will obtain financing from a lender or lenders for a loan or loans in an amount or amounts and on terms acceptable to Buyer within ninety (90) calendar days after the date of this Agreement ("Financing Contingency Date"). Buyer shall use its commercially reasonable efforts to obtain the financing by the Financing Contingency Date. Buyer shall notify Seller in writing on or before the Financing Contingency Date of Buyer's approval or disapproval of the financing contingency. Buyer's failure to deliver such notice on or before the Financing Contingency Date shall be conclusively deemed Buyer's waiver of this financing contingency. Buyer's disapproval of the financing contingency shall entitle Buyer to terminate this Agreement in accordance with Section 9.6; provided however, that such termination must be with respect to all, and not part, of the Fee Properties and Premises.

          (d) Seller's delivery to Escrow of an original Bill of Sale conveying the Personal Property with respect to each of the Fee Properties and the Premises to Buyer and three (3) executed original counterparts of the Assignment of Contracts for each of the Fee Properties and the Premises.

          (e) Seller's delivery to Escrow of the Deeds for each of the Fee Properties, appropriately executed by Seller.

          (f) Seller's delivery to Escrow of four (4) appropriately executed originals of the Subleases and Memorandums of Sublease for each of the Premises.

          (g) The delivery of an executed original of each of the Landlord Consents for each of the Subleases. The Landlord Consents attached hereto as EXHIBITS "H-1" through "H-4" contain provisions highlighted in bold type. Buyer and Seller hereby acknowledge and agree that Seller will use its reasonably commercial efforts to obtain the Landlord Consents in substantially the form attached as EXHIBITS "H-1" through "H-4", however, obtaining the agreement of the landlords under the Leases to the provisions highlighted in bold type in EXHIBITS "H-1" through "H-4" shall NOT be a condition to Buyer's obligations under this Agreement. In the event that any landlord under any of the Leases declines to agree to any of the provisions highlighted in bold type in the Landlord Consents, but will agree to a Landlord Consent containing, in all material respects, the non-highlighted provisions of the attached Landlord Consents, this condition shall be deemed satisfied.

          (h) Buyer has approved or deemed to have approved the condition to title of the Fee Properties on or before the date provided in Section 5.1(a) above.

          (i) The Title Company is irrevocably committed issued to by Buyer the Buyer's Title Policies as required by Section 5.2 of this Agreement.

          (j) Escrow Holder holds and will deliver to Buyer the instruments and funds, if any, accruing to Buyer pursuant to this Agreement (including without limitation, all other documents Seller is to deposit into Escrow pursuant to Section 4.2).

          (k) Buyer has obtained the consent of its board of directors to this Agreement on or before a date which is seven (7) days from the date of this Agreement. Buyer's failure to deliver written notice terminating this Agreement by reason of its failure to obtain board of directors approval by such date shall be conclusively deemed Buyer's waiver and satisfaction of this Condition.

     7.2 CONDITIONS TO SELLER'S OBLIGATIONS. Seller's obligation to consummate the transactions contemplated herein shall be conditioned upon the fulfillment of the following conditions precedent, all of which shall be satisfied or waived in writing pursuant to this Section 7 prior to the first Closing Date as set forth in the Closing Schedule unless sooner noted:

          (a) All covenants of Buyer pursuant to this Agreement which by their terms are to be fulfilled by the first Closing Date as set forth in the Closing Schedule shall have been fulfilled, and all Buyer's representations and warranties set forth in Section 8.1 are true and correct on each Closing Date.

          (b) Buyer's delivery to Escrow of four (4) appropriately executed originals of each of the Subleases for the Premises.

          (c) Seller's receipt of each of each of the Landlord Consents for the Subleases executed by the landlord under the Leases.

          (d) Buyer's delivery to Escrow of three (3) executed original counterparts of the Assignment of Contracts for each of the Fee Properties and the Premises.

          (e) Seller's receipt of Buyer's Certificates of Insurance for the Premises as required by the Subleases.

          (f) Seller's receipt of a loan commitment in favor of Buyer issued by a lender in an amount and on terms acceptable to Buyer for a loan for the acquisition of the Fee Properties and demonstrating that Buyer will have the financial ability to close the transactions contemplated by this Agreement (the "Loan Commitment"). Seller shall have received the Loan Commitment on or before the date which is sixty (60) calendar days from the date of this Agreement.

          (g) Buyer's delivery to Escrow of any additional instruments or documents required herein, and as when required under Section 3.3 above, Good Funds which, when taken together with the Deposit, if applicable, total the Purchase Price plus Buyer's share of closing costs and prorations and amounts, if any, otherwise provided herein to be paid or allocated to Seller, subject to adjustment as provided in this Agreement.

          (h) Seller shall have obtained the commitment of any party holding any lien with respect to the Fee Properties and/or the Premises to release such lien under terms and conditions satisfactory to Seller in its sole discretion, or Seller shall be satisfied, in its sole discretion, that it shall be able to obtain a release of any such lien under terms and conditions satisfactory to the Seller, on or before the date which is thirty (30) days from the date of this Agreement ("Seller's Lien Contingency Date"). Seller shall use its commercially reasonable efforts to satisfy this contingency by the Seller's Lien Contingency Date. In the event that Seller has not delivered written notice to Buyer terminating this Agreement with respect to any particular Fee Property and/or Premises by Seller's Lien Contingency Date, then this contingency shall be conclusively deemed waived as to such Fee Property and/or Premises. In the event Seller delivers notice that this contingency has not been satisfied on or before the Seller's Lien Contingency Date, Buyer may extend this contingency for thirty (30) day increments, not to exceed the Outside Closing Date. In the event that this contingency is not satisfied with any one of the Fee Properties or Premises and therefore this Agreement is terminated as to such Fee Property and/or Premises, Seller shall pay to Buyer, the sum of Five Thousand Dollars ($5,000.00) as reimbursement for costs and expenses incurred by Buyer with respect to its investigation of the respective Fee Property and/or Premises. In the event that this Agreement is terminated as to any individual Fee Property and/or Premises pursuant to this Section, this Agreement shall remain in full force and effect with respect to all other Fee Properties and/or Premises.

          (i) Seller has obtained the consent of its board of directors to this Agreement on or before a date which is seven (7) days from the date of this Agreement. Seller's failure to deliver written notice terminating this Agreement by reason of its failure to obtain board of directors' approval by such date shall be conclusively deemed Seller's waiver and satisfaction of this condition.

          (j) Escrow Holder holds and will deliver to Seller the instruments and funds accruing to Seller pursuant to this Agreement (including without limitation, all other documents Buyer is to deposit into Escrow pursuant to
     Section 4.1).

     7.3 WOODRIDGE PREMISES CONTINGENCY. Within ten (10) days following the date of this Agreement, Buyer shall enter into negotiations with LaSalle National Trust, N.A., as Trustee (the "Woodridge Landlord") for purposes of amending the terms of the Woodridge Lease. Buyer shall use its reasonable efforts to negotiate an extension of the current term of the Woodridge Lease which expires on December 31, 2001, on terms and conditions reasonably satisfactory to Buyer (the "Woodridge Lease Amendment"). Buyer may also attempt to negotiate a reduced rental rate under the Woodridge Lease for the Lease term prior to December 31, 2001 together with such other amendments Buyer may desire, which shall be subject to the written approval of Seller, which shall not be unreasonably withheld or delayed. In the event that the Woodridge Landlord agrees to extend the term of the Woodridge Lease upon terms and rent satisfactory to Buyer in its sole discretion, Buyer shall either negotiate an assignment of the Woodridge Lease to Buyer with a full release in favor of Seller and its affiliates (including a release of any guaranty), or the Woodridge Landlord must consent to an extension whereby Seller and any guarantor is released from liability after December 31, 2001. In the event that Buyer negotiates an assignment of the Woodridge Lease, all references in this Agreement to a sublease for the Woodridge Premises shall be deemed changed to an Assignment of the Woodridge Lease in form reasonably acceptable to Seller and Buyer. Seller shall approve or disapprove of the terms of any Woodridge Lease Amendment within ten (10) days after receipt of Buyer's written notice of the renegotiated terms. In the event that Seller fails to deliver written notice to Buyer disapproving the terms of the Woodridge Lease Amendment within such ten (10) day period, Seller shall be deemed to have approved the terms of the proposed Woodridge Lease Amendment. Buyer shall approve or disapprove this contingency within ninety (90) days following the Opening of Escrow ("Woodridge Lease Approval Date"). Buyer's failure to deliver such notice on or before the Woodridge Lease Approval Date shall be conclusively deemed Buyer's waiver of this contingency. If Buyer notifies Seller on or before expiration of the Woodridge Lease Approval Date that Buyer has failed to reach agreement with the Woodridge Landlord on a Woodridge Lease Amendment, Buyer may elect to either accept a sublease of the Woodridge Premises without an extension of the original term of the Woodridge Lease, or terminate this Agreement as to the Woodridge Premises only. In the event Buyer timely notifies Seller of its election to terminate this Agreement as to the Woodridge Premises, all references to the Woodridge Premises shall be eliminated from this Agreement, Seller shall have no obligation to sublease the Woodridge Premises to Buyer and Buyer shall have no obligation to sublease the Woodridge Premises from Seller, and this Agreement shall continue in full force and effect with respect to each of the other Premises and the Fee Properties. In the event Buyer elects not to accept the Woodridge Premises pursuant to the Provisions of this Section, there shall be no adjustment to the Purchase Price as no part of the Purchase Price has been allocated to the Woodridge Premises.

     7.4 SPRINGFIELD PROPERTY CONTINGENCY. Seller is a party to pending litigation with C-C Restaurant, Ltd. -9 (the Fee Owner of the Springfield Property and the landlord under the Springfield Lease), which litigation was filed in the County of Jefferson, State of Kentucky, Case No. 96CI01756 (the "Springfield Litigation"). The subject matter of the Springfield Litigation involves the Springfield Property and the Springfield Lease, as well as other properties currently being leased by Seller from the landlord under the Springfield Lease. It is Seller's desire, either through the Springfield Litigation or through negotiations with the landlord under the Springfield Lease, to obtain fee title to the Springfield Property. Seller's obligation to sell the Springfield Property to Buyer, and Buyer's obligation to purchase the Springfield Property from Seller, is contingent upon Seller obtaining fee title to the Springfield Property on or before the Closing Date for the Springfield Property as set forth on the Closing Schedule (the "Springfield Closing Date"). Notwithstanding the foregoing, the Seller shall, at its sole and absolute discretion, have the right to extend the Escrow with respect to the Springfield Property for an additional sixty (60) days from and after the Springfield Closing Date (the "Seller's Extension"). In the event that Seller elects to exercise Seller's Extension and Seller obtains fee title to the Springfield Property at any time within the Seller's Extension period, the Close of Escrow for the sale of the Springfield Property shall occur on or before ten (10) business days from the date that Seller notifies Buyer that Seller has obtained fee title to the Springfield Property. In the event that Seller has elected the Seller's Extension and Seller does not obtain fee title to the Springfield Property within the Seller's Extension period, Buyer shall have the right to further extend the Escrow with respect to the Springfield Property for a period of one (1) year from the end of the Seller's Extension period by delivery of written notice to Seller and Escrow Holder on or before the expiration of the Seller's Extension (the "Buyer's Extension"). Buyer may terminate the Buyer's Extension period and the Escrow with respect to the Springfield Property at any time during the Buyer's Extension period by delivery of sixty (60) days prior written notice to Seller and Escrow Holder (the "Buyer's Termination Notice"). In the event that Buyer delivers Buyer's Termination Notice, the Escrow with respect to the Springfield Property shall terminate upon the date which is sixty (60) days from the delivery of the Buyer's Termination Notice unless Seller notifies Buyer within such sixty (60) day period that Seller has, or will prior to the termination of the Escrow with respect to the Springfield Property, obtain the right to fee title to the Springfield Property, in which event the Escrow shall close as provided below. In the event that Seller acquires the right to fee title to the Springfield Property any time within the Buyer's Extension period, the Close of Escrow for the sale of the Springfield Property shall occur on or before ten
(10) business days from the date that Seller acquires the fee interest, or the right to obtain the fee interest, in the Springfield Property. Seller shall either actually obtain the fee interest in the Springfield Property or it elects, acquire the right to obtain fee interest in the Springfield Property so long as Seller causes fee interest in the Springfield Property to be deeded to Buyer upon the Close of Escrow as provided above. In the event that Seller does not acquire the fee interest in the Springfield Property, or the right to acquire the fee interest, within the Buyer's Extension period, this Agreement shall terminate as to the Springfield Property and neither Seller nor Buyer shall have any further responsibility or obligation to the other with respect thereto. In the event the contingency set forth in this Section 7.4 for the acquisition of fee title to the Springfield Property by Seller does not occur for any reason, this Agreement shall nonetheless continue in full force and effect with respect to each of the other Fee Properties and the Premises pursuant to each of the terms and conditions set forth in this Agreement, and the Purchase Price shall be reduced by the amount allocated to the Springfield Property as set forth on SCHEDULE 3.4C.

     In the event that the Close of Escrow for the sale of the Springfield Property does not occur by reason of Seller's failure to obtain fee title to the Springfield Property, provided that Buyer has not terminated this Agreement with respect to the Springfield Property pursuant to Section 9.6 below, or Seller has not terminated this Agreement because of a breach or default of Buyer hereunder, then Seller shall pay to Buyer the sum of TEN THOUSAND DOLLARS ($l0,000.00) as reimbursement for costs and expenses incurred by Buyer with respect to its investigation of the Springfield Property. In the event that the contingency set forth in this Section 7.4 for the acquisition by Seller of the fee interest in the Springfield Property is satisfied prior to the expiration of the Seller's Extension period, or Buyer's Extension of the Escrow for the Springfield Property, then Seller shall have no obligation to pay any amount to Buyer with respect to the Springfield Property.

     Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against any and all damages, claims, liabilities or obligations including, without limitation, attorneys' fees and costs incurred in the defense thereof, arising from or out of the Springfield Litigation.

     7.5 COVENANT OF SELLER AND BUYER. Buyer and Seller agree to cooperate with one another, at no cost or expense to the cooperating party, in satisfying the conditions to Close of Escrow. Buyer shall be responsible for proceeding with diligence and in good faith to satisfy the conditions to Buyer's performance set forth in Section 7.1 to the extent they are within Buyer's control, and Seller shall be responsible for proceeding with diligence and in good faith to satisfy the conditions to Seller's performance set forth in Section 7.2 to the extent they are within Seller's control.

     7.6 WAIVER. Either party may at any time or times, at its election, waive any of the conditions for its benefit set forth in this Section 7 but any such waiver shall be effective only if contained in a writing signed by the waiving party and delivered to the other party.

     7.7 FAILURE OF CONDITIONS. In the event that any conditions benefitting a particular party set forth in this Section 7 are not satisfied or waived prior to the expiration of the applicable period for satisfaction or waiver, said benefitted party may, in addition to asserting or claiming any other right or remedy said party may have at law or in equity for the other party's breach or default hereunder, terminate this Agreement pursuant to Section 9.6 below.

8. REPRESENTATIONS, WARRANTIES AND DISCLOSURES.

     8.1 REPRESENTATIONS AND WARRANTIES BY BUYER. Buyer hereby makes the following representations, warranties and covenants to and for the benefit of Seller, each of which shall survive the Closing and continue indefinitely:

          (a) Buyer is duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer is, or will be as of the first Closing Date, qualified to do business in the State of Illinois. The person or persons executing this Agreement and all exhibits hereto on behalf of Buyer have the requisite authority to bind Buyer. The execution, delivery and performance by Buyer of this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          (b) The Subleases, when issued under this Agreement, will be duly and validly executed and delivered by Buyer and will be the legally valid and binding obligation of Buyer, enforceable in accordance with its terms, assuming the Subleases are a binding and enforceable obligation of the Seller, as the landlord thereunder.

          (c) Buyer has received no notice of any pending or threatened investigation, litigation or legal proceeding that may have a material adverse effect upon the assets, business operations or condition (financial or otherwise) of Buyer or which might impair Buyer's ability to perform any or all of its obligations under this Agreement and the Sublease, nor is Buyer subject to any order, judgment or decree that may have such an effect.

          (d) Buyer shall indemnify, defend and hold harmless Seller, and its successors and assigns, against any and all claims, losses, expenses (including reasonable attorneys' fees), liabilities or damages of any nature whatsoever, whether accrued, contingent or non-contingent which are not expressly assumed by Seller as of the Closing Date, resulting from or arising out of any act or omission of Buyer with respect to any of the Personal Property for all periods subsequent to the Closing.

     8.2 REPRESENTATIONS AND WARRANTIES BY SELLER. Seller hereby makes the following representations and warranties to and for the benefit of Buyer, each of which shall survive the Closing and continue indefinitely:

          (a) Seller is duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business in the State of Illinois. The person or persons executing this Agreement and all Exhibits hereto on behalf of Seller have the requisite authority to bind Seller. The execution, delivery and performance by Seller of this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          (b) Subject to obtaining the Landlord Consents to the Subleases as required by the Leases and obtaining fee title to the Springfield Property, Seller has the authority to enter into this Agreement, the Deeds and the Subleases and such other documents contemplated by this Agreement and to convey the Personal Property to Buyer.

          (c) This Agreement, the Deeds and the Subleases will be, upon their execution and delivery by the parties, valid and binding obligations of Seller enforceable in accordance with their terms, assuming the Subleases are binding and enforceable obligations of Buyer as the subtenant thereunder.

          (d) To Seller's actual knowledge, the Lease Documents for each of the Premises contain all of the agreements with the landlords under the Leases relating to the respective Premises. Each of the Leases are valid and binding obligations of Seller, enforceable in accordance with their terms, assuming that such Leases are binding and enforceable obligations of the landlord under the Leases. To the actual knowledge of Seller, the Leases are in full force and effect and Seller has no actual knowledge of any breach or default by the landlords under the Leases. Seller has received no notice from any landlord under the Leases, and Seller has no actual knowledge that, Seller is in breach or default of its obligations under the Leases. Rent has been paid under the Leases through February 1, 1998.

          (e) Except for the litigation involving the Springfield Property, Seller has received no notice of any pending or threatened investigation, lien, violation, suit, proceeding, citation, order, decree, judgment, litigation or legal proceeding that may have a material adverse effect upon the Fee Properties, the Premises, the Leases, and/or the Personal Property, or which might impair Seller's ability to perform any or all of its obligations under this Agreement and the Subleases, nor is Seller subject to any order, judgment or decree that may have such an effect.

          (f) Except as disclosed on Schedule 8.2(t) attached hereto, Seller has received no notice of any pending or threatened condemnation proceeding with regard to all or any portion of the Fee Properties or the Premises.

          (g) There are no contracts, oral or written, with any company or employee nor any service contract, maintenance contract, nor any union or other contract or agreement with respect to any of the Fee Properties or Premises which will survive the Close of Escrow with respect to the Fee Property and/or Premises in question, except as listed on Schedule 8.2(g) attached hereto. Seller will not enter into any new agreement with respect to the Fee Properties or Premises or modify or extend any such agreement which will survive the Closing without the prior written approval of Buyer, which shall not be unreasonably withheld or delayed.

          (h) Seller has no actual knowledge of, and has received no notice from, any governmental authority that the existing improvements located on the Fee Properties or the Premises and the present operation thereof violate any statute, rule or ordinance of any governmental body.

          (i) Seller shall make no material changes or alterations to the Fee Properties or the Premises after the date of this Agreement other than maintenance and repairs made in the ordinary course of business, without the prior written approval of Buyer which shall not be unreasonable withheld or delayed. As used herein, a material change or alteration shall be any change or alteration which costs in excess of Five thousand ($5,000.00).

          (j) Seller has received no notice from any governmental entity that there has been a release, discharge or disposal of Hazardous Materials (as defined below) in violation of any applicable federal, state or local statute, ordinance or regulation on the Fee Properties or the Premises. Seller has no actual knowledge of any release or discharge of Hazardous Materials on any of the Fee Properties or Premises in violation of any Environmental Laws, and Seller has not caused any release, discharge or contamination of Hazardous Materials on the Fee Properties or Premises in violation of any applicable Environmental Law during its period of ownership and/or occupancy of the Fee Properties and/or Premises. Notwithstanding the foregoing, Seller hereby discloses to Buyer that building materials used in the improvements located on the Fee

     Properties and/or Premises may contain asbestos and Buyer agrees to investigate all such conditions during its due diligence investigation of each Fee Properties and the Premises.

          As used in this Agreement, the following terms shall have the meanings set forth below:

     "Environmental Laws" means all laws, rules, regulations, statutes, ordinances, decrees or orders of any governmental entity relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation final and binding requirements related to the foregoing imposed by (i) the terms and conditions of any license, permit, approval or other authorization by any governmental entity, and (ii) applicable judicial, administrative or other regulatory decrees, judgments and orders of any governmental entity. The term "Environmental Laws" shall include, but not be limited to the following statutes and the regulations promulgated thereunder, as currently in effect or as subsequently amended; the Clean Air Act, 42 U.S.C. SS. 7401 et seq., the Clean Water Act, 33 U.S.C. SS. 1251, et seq., the Resource Conservation Recovery Act, 42 U.S.C. SS. 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. SS. 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. SS. 2601 et seq., the Water Pollution Control Act, 33 U.S.C. SS. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. SS. 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. SS. 9601 et seq., and any similar state, federal or local statute or ordinance.

     "Hazardous Materials" means any (a) toxic or hazardous materials or substances regulated by any governmental entity; (b) radioactive materials; (c) petroleum wastes and spills or releases of petroleum products in violation of applicable laws; and (e) any other chemical, pollutant, contaminant, substance or waste that is regulated by any governmental entity under any Environmental Law.

     8.3 "AS-IS" ACCEPTANCE OF FEE PROPERTIES AND PREMISES: BUYER'S DISCLAIMER. BUYER COVENANTS AND AGREES THAT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, IT IS RELYING UPON ITS OWN INSPECTIONS, EXAMINATIONS, STUDIES AND INQUIRIES WITH RESPECT TO THE FEE PROPERTIES, THE PREMISES AND THE PERSONAL PROPERTY AND HAS NOT RELIED UPON ANY REPRESENTATION, WARRANTY OR STATEMENT OF SELLER, OR ITS AGENTS OR EMPLOYEES (EXCEPT REPRESENTATIONS AND COVENANTS MADE BY SELLER WHICH SHALL SURVIVE IN ACCORDANCE WITH TERMS OF THIS AGREEMENT) OTHER THAN AS CONTAINED HEREIN. BUYER SHALL, UPON THE CLOSE OF ESCROW, BE DEEMED TO HAVE DISCLAIMED AND WAIVED ANY AND ALL OBJECTIONS TO THE PHYSICAL CHARACTERISTICS AND CONDITIONS OF THE FEE PROPERTIES, THE PREMISES AND THE PERSONAL PROPERTY, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF TITLE THERETO WHETHER OR NOT SUCH CONDITIONS WOULD BE DISCLOSED BY A REASONABLE AND DILIGENT INSPECTION. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR REPRESENTATIVES HAS MADE ANY REPRESENTATIONS, WARRANTIES, OR

AGREEMENTS TO OR WITH BUYER AS TO ANY MATTERS CONCERNING THE FEE PROPERTIES, THE PREMISES OR THE PERSONAL PROPERTY, THE PRESENT USE THEREOF, THE EXISTENCE OF HAZARDOUS MATERIALS THEREON, OR THE SUITABILITY OF THE FEE PROPERTIES, THE PREMISES OR THE PERSONAL PROPERTY FOR BUYER'S INTENDED OR CONTEMPLATED USE. THE FOREGOING DISCLAIMERS AND WAIVERS INCLUDE, WITHOUT LIMITATION, TOPOGRAPHY, CLIMATE, AIR, WATER RIGHTS, UTILITIES, PRESENT AND FUTURE ZONING, GOVERNMENTAL RESTRICTIONS, SOIL, SUBSOIL, ENVIRONMENTAL CONTAMINATION, THE PURPOSE TO WHICH THE FEE PROPERTIES, THE PREMISES OR THE PERSONAL PROPERTY ARE SUITED, DRAINAGE, ACCESS TO PUBLIC ROADS, PROPOSED ROUTES OR ROADS OR EXTENSIONS THEREOF OR THE AVAILABILITY OF GOVERNMENTAL PERMITS OR APPROVALS OF ANY KIND. EXCEPT WITH RESPECT TO SELLER'S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, BUYER AGREES THAT SELLER SHALL HAVE NO RESPONSIBILITY FOR ANY PATENT OR LATENT DEFECT OR PHYSICAL CONDITION OF THE FEE PROPERTIES, THE PREMISES OR THE PERSONAL PROPERTY, WHETHER OR NOT KNOWN OR DISCOVERED, AND BUYER ACCEPTS ALL SUCH RESPONSIBILITY. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE PREMISES ARE BEING SUBLEASED, AND THE FEE PROPERTIES AND PERSONAL PROPERTY ARE BEING SOLD AND TRANSFERRED "AS-IS," "WHERE-IS," "WITH ALL FAULTS" WITHOUT FURTHER REPRESENTATION OR WARRANTY EXPRESSED OR IMPLIED BY SELLER, BY OPERATION OF LAW, OR OTHERWISE. SELLER EXPRESSLY DISCLAIMS, WHICH BUYER HEREBY ACKNOWLEDGES AND ACCEPTS, ANY IMPLIED WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

     8.4 INDEMNIFICATION. Each party hereto shall indemnify the other party against and hold such party harmless from any and all loss, damage, liability or expense, including court costs and reasonable attorneys' fees, which the non-breaching party may reasonably incur or sustain either prior to or following the last Closing Date as set forth in the Closing Schedule by reason of, or in connection with, any breach of the other party's representations and/or warranties contained in this Agreement or in another writing delivered pursuant to this Agreement.

     8.5 BUYER'S RELEASE OF SELLER. Except for any representation or warranty of Seller set forth in this Agreement, Buyer, from and after the Close of Escrow, accepts and hereby waives, releases, remises, acquits and forever discharges Seller, its directors, officers, shareholders, employees, and agents, and their respective heirs, successors, personal representatives and assigns, of and from any and all environmental claims, environmental cleanup liability and environmental compliance costs, and from any and all actions, suits, legal or administrative orders or proceedings, demands, actual damages, punitive damages, loss, costs, liabilities and expenses, which concern or in any way relate to the physical or environmental conditions of the Fee Properties and the Premises, the existence of any Hazardous Material thereon, or the release or threatened release of Hazardous Materials therefrom, whether existing prior to, at or after the Close of Escrow. It is the intention of the parties pursuant to this release that any and all responsibilities and obligations of Seller, and any and all rights, claims, rights of action, causes of action, demands or legal rights of any kind of Buyer, its successors, assigns or any affiliated entity of Buyer, arising by virtue of the physical or environmental condition of the Fee Properties and the Premises, the existence of any Hazardous Materials thereon, or any release or threatened release of Hazardous Material therefrom, whether existing prior to, at or after the Close of Escrow, are by this release provision declared null and void and of no present or future force and effect as to the parties.

     8.6 SURVIVAL. Notwithstanding any other provision of this Agreement, Buyer's release and indemnification as set forth in the provisions of this
Section 8, as well as all provisions of this Section 8 shall survive the Close of Escrow and shall continue permanently.

9. ESCROW PROVISIONS.

     9.1 SUPPLEMENTAL ESCROW INSTRUCTIONS. This Agreement shall also constitute the escrow instructions of the parties. If Escrow Holder requires additional general instructions or supplemental instructions related to compliance with bulk transfer requirements, Seller and Buyer agree that such Escrow Holder's instructions may be added hereto so long as such instructions do not conflict with or substantially change this Agreement or its intent. As soon as possible after the opening of the Escrow, Escrow Holder shall deliver any additional escrow instructions (the "Escrow Instructions") to both Buyer and Seller for review and comment. Buyer and Seller shall use their commercially reasonable efforts to agree upon and execute the Escrow Instructions, provided that failure to do so shall not affect this Agreement or the Escrow which shall nevertheless close pursuant to the provisions hereof. The Escrow Instructions may, among other things, provide for: (i) accounting for all necessary sales tax; and (ii) bulk sales compliance procedures to the extent applicable. By accepting this Escrow and these escrow instructions, Escrow Holder agrees that in the event of any conflict or inconsistency between this Agreement and Escrow Holder's Escrow Instructions, the terms and provisions of the Agreement shall control and prevail.

     9.2 GENERAL ESCROW PROVISIONS. Escrow Holder shall deliver the Title Policy to the Buyer and instruct the appropriate County Recorder to mail each of the Deeds for the Fee Properties and Memorandum of Subleases for each of the Premises to Buyer at the address set forth in Section 13.14 after recordation. Escrow Holder shall deliver any Memorandum of Lease delivered through Escrow to Seller at the address set forth in Section 13.14 after recordation. All funds received in this Escrow shall be deposited in one or more general escrow accounts of the Escrow Holder with any bank doing business in the state in which the Escrow Holder resides, and may be disbursed to any other general escrow account or accounts. All disbursements shall be made by Escrow Holder's check.

     9.3 PRORATIONS. All prorations of payments and liabilities in connection with the Closing shall be accomplished through Escrow and shall be made on a per diem basis as of the date of Closing, based upon a thirty (30) day month and a three hundred sixty day (360) year (unless otherwise provided), including, without limitation, the following:

          (a) Fixed rent payable under each of the Subleases for the first month thereunder. Should the Closing Date as provided in the Closing Schedule relating to each of the Subleases be a day other that the first day of a calendar month, then the fixed rent for such partial month shall be prorated from and including the applicable Closing Date through the last day of that month.

          (b) With respect to each of the Premises, prorated property taxes payable in accordance with Section 5.4 of the Subleases. Should the Closing Date as provided in the Closing Schedule relating to each of the Subleases be a day other that the first day of a calendar month, then the estimated real property taxes for such partial month shall be prorated for the period from and including the applicable Closing Date through the last day of that month.

          (c) With respect to the sale of the Fee Properties, all non-delinquent general and special real property taxes shall be prorated to the Close of Escrow for each of the Fee Properties in accordance with the Closing Schedule.

          (d) Personal property taxes.

          (e) If arrangements cannot be made for separate billing, any apportionable utility charges in connection with the Fee Properties and the Premises and other charges which are properly apportionable in accordance with the terms of this Agreement as reasonably agreed to between Buyer and Seller;

          (f) Prepaid deposits, including, but without limitation, utility deposits if assumed by Buyer, prepaid rent and similar items;

          (g) Any other expenses of the Fee Properties or the Premises shall be prorated to the appropriate Closing Date as set forth on the Closing Schedule.

          (h) The parties shall use all commercially reasonable efforts to complete adjustments to the prorations to account for variations between actual costs and estimates, within a period of sixty (60) days after the applicable Closing (as set forth on the Closing Schedule) if possible. Any party who is obligated to pay net amounts based on said final proration shall reimburse the other party said amount within five (5) business days after completion of the final proration.

          (i) The provisions of this Section 9.3 shall survive Close of Escrow. If either party fails to pay its pro rata share of taxes or other expenses by the times herein provided, interest shall accrue on all unpaid amounts from when owing until paid at ten percent (10%) per annum.

     9.4 PAYMENT OF COSTS. Seller shall pay (i) one-half (1/2) of the Escrow fee, (ii) all title insurance premiums for that portion of the premium for the Title Policies which would be incurred for an ALTA standard coverage form policy, (iii) the full charge for drawing the Deeds and (iv) any transfer taxes. Buyer shall pay (i) one-half (1/2) of the Escrow fee, (ii) all charges for recording the Deeds, (iii) all costs associated with any permits associated with the Restaurants or Buyer's proposed use; (iv) all costs associated with any survey procedure by Buyer; (v) the title insurance premium for any title insurance coverage required by any lender and for that portion of the premium for the Title Policies which is attributable to the additional cost of obtaining any additional coverage or endorsements requested by Buyer, including the difference between ALTA standard coverage and ALTA extended coverage. Seller and Buyer shall each be responsible for their respective attorneys' fees and costs. All other costs of Escrow not otherwise specifically allocated by this Agreement shall be apportioned between the parties in a manner consistent with the custom and usage of Escrow Holder.

     9.5 PAYMENT OF SALES TAXES. In the event any sales taxes shall be imposed upon this transaction, said sales taxes shall be borne solely by Buyer and Buyer shall pay and remit such sales taxes through Escrow. Without limitation on the foregoing, Buyer shall reimburse Seller upon demand for any sales tax liability imposed by the state or local government upon Seller after Closing as determined by the state or local government in connection with the transfers contemplated under this Agreement.

     9.6 CANCELLATION OF ESCROW. This Agreement may be terminated with respect to a given Fee Property and/or Premises, by Buyer if any of the conditions to its obligations as referenced in Sections 7.1 and 7.3 shall not have been satisfied or waived within the prescribed time limits, or by Seller if any of the conditions to its obligations as referenced in Section 7.2 shall not have been satisfied or waived within the prescribed time limits, or by either Seller or Buyer if the condition to the respective obligations as referenced in Section
7.4 shall not have been satisfied or waived within the prescribed time limits. Upon any termination of this Agreement, the Escrow shall be cancelled, all instruments shall be returned to the respective parties who delivered the same, and provided that such termination is not caused by the breach or default by any party, neither party shall have any further obligation to complete the purchase and sale of the Fee Properties or the Personal Property, or Sublease the Premises contemplated by this Agreement, except as otherwise set forth in this Agreement. Without limiting the foregoing, in the event termination of this Agreement is not caused by the breach or default of Buyer, Buyer shall be entitled to a return of the Deposit including all interest. Cancellation of Escrow, as provided herein, shall be without prejudice to whatever legal rights Buyer or Seller may have against each other arising from the Escrow or this Agreement.

     In the event either party timely and properly elects to terminate this Agreement as provided herein, all escrow and cancellation charges shall be paid one-half (1/2) by Buyer and one-half (1/2) by Seller, and all instruments, documents and funds delivered by one party to the Escrow Holder or any other party shall be returned to the party making delivery. In the event that this Agreement is terminated as a result of the breach hereof by either party, all escrow cancellation fees shall be paid by the party breaching this Agreement, and in the event that Seller is the defaulting party, the Deposit, to the extent then made, shall be returned to Buyer with the interest earned thereon. In the event that Buyer is the defaulting party hereunder, the Deposit shall be handled pursuant to Section 12.3 below.

     9.7 INFORMATION REPORT. The "Reporting Person" within the meaning of Treasury Section 1.6045-4(e)(5) with respect to the transactions contemplated by this Agreement shall be Escrow Holder. The name and address of Escrow Holder is set forth on the first page of this Agreement. It is agreed that Escrow Holder is an eligible person under Section 6045-4(e)(5)(ii) of said Regulations. Escrow Holder hereby agrees to be responsible for complying with the reporting and other requirements of Internal Revenue Code Section 6045(e) and the income tax regulations promulgated thereunder. Pursuant to said regulations, the address for the transferor and transferee are as set forth for Seller and Buyer respectively in Section 13.14 below, and the identifying information regarding the real estate transferred is the legal description for the Fee Properties as set forth on EXHIBITS "A-1" "A-2", "A-3", "A-4" and "A-5" attached hereto. Escrow Holder agrees to file the form required by said regulations between the end of the calendar year in which the Close of Escrow occurs and February 28 of the following calendar year. Buyer and Seller agree (i) to cooperate with Escrow Holder and with each other in completing any report and/or other information required to be delivered to the Internal Revenue Service pursuant to Internal Revenue Code Section 6045(e) regarding the real estate sales transaction contemplated by this Agreement, including without limitation, Internal Revenue Service Form 1099-S as such may be hereafter modified or amended by the Internal Revenue Service, or as may be required pursuant to any regulation now or hereafter promulgated by the Treasury Department with respect thereto; (ii) that Buyer and Seller, their respective employees and attorneys, and Escrow Holder and its employees may disclose to the Internal Revenue Service, this Agreement or the transaction contemplated herein as such party reasonably deems to be required to be disclosed to the Internal Revenue Service by such party pursuant to Internal Revenue Code Section 6045(e); (iii) that neither Buyer nor Seller shall seek to hold any such party liable for the disclosure to the Internal Revenue Service of any such information; and (iv) to retain this Agreement for at least four (4) years following the close of the calendar year in which the Close of Escrow occurs.

     10. BROKERAGE COMMISSIONS. Each party represents and warrants to the other that other than Seller's retention of MidAmerica Real Estate Company and Barr Real Estate, Inc. ("Brokers") it has retained no brokers or finders to represent its interests in connection with this transaction. Seller shall be responsible for the payment of any commission to Brokers pursuant to a separate agreement with Brokers. Each party agrees to indemnify and hold the other harmless from and against all liabilities, costs, damages and expenses, including, without limitation, reasonable attorneys' fees, resulting from any claims or fees or commissions based upon agreements by it, if any, to pay any additional broker's commission and/or finder's fee.

11. DAMAGE, DESTRUCTION AND CONDEMNATION.

     11.1 RISK OF PHYSICAL LOSS. Risk of physical loss to the Personal Property and the Fee Properties shall be borne by Seller prior to the Close of Escrow and by Buyer thereafter. In the event that a fire, flood, earthquake or other casualty results in damage to (i) all or any substantial part of the Personal Property; (ii) all or a substantial part of the Premises; or (iii) the Fee Properties, resulting in estimated cost to repair which exceeds FIFTY THOUSAND DOLLARS ($50,000.00) for any one Fee Property or Premises, as applicable, Buyer shall have the option to terminate this Agreement with respect to the affected Fee Property or Premises, provided notice of such termination is delivered to Seller within twenty (20) days: following the date Buyer is notified by Seller of the occurrence and nature of such casualty. If Buyer fats to terminate this Agreement pursuant to the foregoing sentence within said twenty (20) day period, Buyer shall be obligated to comply with the terms of this Agreement, in which case Seller shall assign to Buyer the interest of Seller in all insurance proceeds relating to such damage. Seller shall consult with Buyer regarding any proposed settlement with the insurer and Buyer shall have the reasonable right of approval thereof. Seller shall hold such proceeds until the Close of

Escrow. In the event this Agreement is terminated for any reason with respect to an affected Fee Property or Premises, Buyer shall have no right to these insurance proceeds. In the event Buyer delivers a notice of its intent to terminate this Agreement with respect to an affected Fee Property or Premises, Seller shall have the right to notify Buyer within thirty (30) days of receipt of such notice that it intends to repair such damage or destruction ("Seller's Repair Notice"), in which case this Agreement shall continue in full force and effect with respect to such affected Fee Property or Premises and the Close of Escrow shall be extended through the date which is ten (10) business days from the completion of such repair; provided, however, that such extension may not be extended greater than three (3) months from the date Seller delivers such notice. In the event Seller is unable to deliver the Fee Property or Premises with the completed repair of the damage or destruction within such three (3) month period, this Agreement shall terminate with respect to the applicable Fee Property or Premises and neither party shall have any further liability hereunder with respect thereto. In the event that this Agreement terminates with respect to any affected Fee Property or Premises pursuant to this Section, this Agreement shall remain in full force and effect with respect to the balance of the Fee Properties and/or Premises, with an appropriate adjustment to the Purchase Price, if any. In the event that Seller delivers Seller's Repair Notice and during any applicable three (3) month extension period as provided above, Buyer's Loan Commitment expires, Buyer shall have a contingency with respect to the Fee Property which is the subject of such Seller's Repair Notice to obtain an extension of such Loan Commitment or a new financing commitment for such Fee Property for a period of thirty (30) days from the expiration of such Loan Commitment. Buyer shall use its commercially reasonable efforts to obtain such replacement financing. In the event Buyer is unable to obtain satisfaction that it will be able to obtain replacement financing for the applicable Fee Property, Buyer may terminate this Agreement with respect to the Fee Property in question pursuant to the provisions of Section 9.6. In the event that Buyer fails to deliver written notice of such termination with respect to the Fee Property in question pursuant to Section 9.6 within such thirty (30) day period, Buyer's contingency shall be deemed satisfied and waived.

     11.2 CONDEMNATION. In the event that, prior to the Close of Escrow, any governmental entity shall commence any actions of eminent domain or similar type proceedings (all of which are herein called "condemnation") to take an aggregate of ten percent (10%) or more of the Fee Properties or the Premises, Buyer shall have the option to terminate this Agreement with respect to the affected Fee Property or Premises, provided notice of such termination is delivered to Seller within twenty (20) days following the notice to Buyer describing such taking. If Buyer fails to terminate this Agreement pursuant to the foregoing sentence within said twenty (20) day period, Buyer shall be obligated to comply with the terms of this Agreement, in which case Buyer shall be entitled to at the proceeds of such taking. Seller shall consult with Buyer regarding any proposed settlement with the condemnor and Buyer shall have the reasonable right of approval thereof. Seller shall hold such proceeds until the Close of Escrow. In the event this Agreement is terminated with respect to any affected Fee Property or Premises under this Section for any reason, Buyer shall have no right to these condemnation proceeds. In the event that this Agreement is terminated with respect to any affected Fee Property or Premises pursuant to this Section, this Agreement shall remain in full force and effect with respect to all other Fee Properties and the Premises with an appropriated adjustment to the Purchase Price, if any.

12. POSSESSION: DEFAULT.

     12.1 POSSESSION. Possession of the Fee Properties and the Premises shall be delivered to Buyer as of Close of Escrow for each Fee Property and Premises, subject to the rights of the landlords under the Leases of the Premises.

     12.2 UTILITIES. Buyer and Seller shall cause all utilities which are in the name of Seller to be transferred to the name of Buyer as of the Close of Escrow for the applicable Fee properties or the Premises as set forth in the Closing Schedule or as soon thereafter as practicable.

     12.3 LIQUIDATED DAMAGES. IF BUYER SHOULD DEFAULT FOR ANY REASON WHATSOEVER UNDER THIS AGREEMENT; PROVIDED THAT BUYER'S PERFORMANCE HEREUNDER HAS NOT BEEN EXCUSED BY A PRIOR DEFAULT OF SELLER HEREUNDER, THEN AND IN SUCH EVENT, SELLER SHALL BE RELEASED FROM ITS OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING THE OBLIGATION TO SUBLEASE THE PREMISES, SELL THE FEE PROPERTIES, AND SELL TILE PERSONAL PROPERTY, AND BUYER SHALL PAY ALL ESCROW CANCELLATION CHARGES AND ESCROW HOLDER SHALL RELEASE TO SELLER THE DEPOSIT WITH THE INTEREST EARNED THEREON AS LIQUIDATED DAMAGES. IN THE EVENT ONE OR MORE OF THE FEE PROPERTIES AND/OR THE PREMISES HAVE ALREADY BEEN CONVEYED TO BUYER AT THE TIME OF THE BREACH OF DEFAULT BY BUYER UNDER THIS SECTION, THE PROVISIONS OF THIS SECTION SHALL NONETHELESS BE EFFECTIVE AND SELLER SHALL BE RELEASED FROM ITS OBLIGATIONS HEREUNDER AND THE DEPOSIT SHALL BE RELEASED BY ESCROW HOLDER AS LIQUIDATED DAMAGES FOR THE FAILURE OF BUYER TO COMPLETE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PARTIES AGREE THAT THE FOREGOING SUM IS A REASONABLE SUM CONSIDERING ALL CIRCUMSTANCES THAT EXIST ON THE DATE OF THIS AGREEMENT,
INCLUDING: (1) THE RELATIONSHIP OF THE FOREGOING SUM TO THE RANGE OF HARM TO SELLER THAT COULD REASONABLY BE ANTICIPATED; AND (2) THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO DETERMINE. SELLER AND BUYER HAVE BOTH PLACED THEIR INITIALS IN THE SPACES BELOW TO INDICATE THAT THEY HAVE READ, UNDERSTAND AND AGREE TO THIS LIQUIDATED DAMAGES PROVISION.

                        SELLER'S INITIALS ______________

                        BUYER'S INITIALS _______________

     12.4 SELLER'S DEFAULT. In the event Seller defaults under this Agreement, Buyer may pursue any right or remedy it may have under applicable law, or in equity, including, without limitation, specific performance or a suit for damages.

13. MISCELLANEOUS.

     13.1 ASSIGNMENT. Neither Buyer nor Seller may assign this Agreement, or any part hereof, without the prior written consent of the other party which may be withheld in each party's sole discretion.

     13.2 SUCCESSORS AND ASSIGNS. Subject to the limitations of Section 13.1, this Agreement shall be binding upon the parties hereto and their respective heirs, representatives, transferees, successors and assigns.

     13.3 TIME OF ESSENCE. Time is of the essence in this Agreement and with respect to each covenant and condition hereof. Buyer and Seller each specifically agrees to strictly comply and perform its obligations herein in the time and manner specified and waives any and at rights to claim such compliance by mere substantial compliance with the terms of this Agreement.

     13.4 TIME PERIOD COMPUTATIONS. All periods of time referred to in this Agreement shall include all Saturdays, Sundays and Illinois state or national holidays unless the reference is to business days, in which event such weekends and holidays shall be excluded in the computation of time and provide that if the last date to perform any act or give any notice with respect to this Agreement shall fall on a Saturday, Sunday or Illinois state or national holiday, such act or notice shall be deemed to have been timely performed or given on the next succeeding day which is not a Saturday, Sunday or Illinois state or national holiday.

     13.5 ATTORNEYS' FEES. In the event of any action or proceeding between Buyer and Seller seeking enforcement or interpretation of any of the terms and conditions of the Escrow, this Agreement or the documents incorporated herein, the prevailing party in such action or proceeding shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, including but not limited to reasonable attorneys' fees and costs including expert witness, consultant, photocopying, facsimile, messenger, postage and other costs, whether incurred at trial or during any appeal.

     13.6 INTERPRETATION: GOVERNING LAW. This Agreement shall be construed according to its fair meaning and as if prepared by both parties hereto. This Agreement shall be construed in accordance with the laws of the State of Illinois in effect at the time of the execution of this Agreement. Titles and captions are for convenience only and shall not constitute a portion of this Agreement. As used in this Agreement, masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others wherever and whenever the context so dictates.

     13.7 NO WAIVER. No delay or omission by either party hereto in exercising any right or power accruing upon the compliance or failure of performance by the other party hereto under the provisions of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either party hereto of a breach of any of the covenants, conditions or agreements hereof to be performed by the other party shall not be construed as a waiver of any succeeding breach of the same or other covenants, agreements, restrictions or conditions hereof

     13.8 MODIFICATIONS. Any alteration, change or modification of or to this Agreement, in order to become effective, shall be made by written instrument or endorsement thereon and in each such instance executed on behalf of each party hereto.

     13.9 SEVERABILITY, If any term, provision, condition or covenant of this Agreement or the application thereof to any party or circumstances shall, to any extent, be held invalid or unenforceable, the remainder of this instrument, or the application of such term, provision, condition or covenant to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     13.10 HEADINGS. Headings at the beginning of each numbered Section of this Agreement are solely for the convenience of the parties and are not a part of this Agreement.

     13.11 MERGER OF PRIOR AGREEMENTS AND UNDERSTANDINGS. This Agreement, and other documents incorporated herein by reference contain the entire understanding between the parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein and shall be of no further force or effect.

     13.12 EXECUTION IN COUNTERPART. This Agreement and any modifications, amendments or supplements thereto may be executed in several counterparts, and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart.

     13.13 SURVIVAL. This Agreement and all covenants, representations and warranties contained herein shall survive the Closing and this Agreement shall remain a binding contract between the parties hereto.

     13.14 NOTICES. All notices under this Agreement shall be effective upon:
(i) personal delivery to Buyer or Seller, as the case may be; or (ii) actual receipt if delivered by facsimile transmission so long as the original notice is deposited in overnight mail (Express Mail) or overnight courier service (e.g., Airborne, Federal Express, etc.); (iii) the next business day after deposit with a reputable overnight courier service; or (iv) three (3) business days after deposit in the United States mail, registered, certified, postage fully prepaid and addressed to the respective parties as follows:


     To the Seller:      Chi-Chi's, Inc.
                         c/o Family Restaurants, Inc.
                         18831 Von Karman, Suite 400
                         Irvine, California 92612
                         Attn: Michael E. Malanga
                         Fax: (714) 724-9914

     With a copy to:      Family Restaurants, Inc.
                          18831 Von Karman Avenue
                          Irvine, California 92612
                          Attn: Todd E. Doyle, Esq.
                          General Counsel
                          Fax: (714) 757-8076

     With a copy to:      Rutan & Tucker
                          611 Anton Boulevard, Suite 1400
                          Costa Mesa, California 92626
                          Attn: F. Kevin Brazil, Esq.
                          Fax: (714) 546-9035

     To the Buyer:        Shells Seafood Restaurants, Inc.
                          16313 North Dale Mabry, Suite 100
                          Tampa, Florida 33618
                          Attn: Mr. Dan Parz
                          Fax: (813) 960-9059

     With a copy to:      Fulbright & Jaworski LLP
                          666 Fifth Avenue, 31st Floor
                          New York, New York 10103-3198
                          Attn: Sheldon G. Nussbaum, Esq.
                          Fax: (212) 752-5958

     13.15 NO RESPONSE TO REQUEST FOR CONSENT. Anywhere in this Agreement where either party is obligated to not unreasonably withhold any consent required hereunder, such consent shall also not be unreasonably delayed.

     13.16 EXHIBITS. EXHIBITS "A-1" through "I" inclusive, and SCHEDULES 1.1A, 1.1B, 1.1C, 1.1D, 1.1E, 1.1F, 1.1G, 1.1B(iii), 2.2, 3.4A, 3.4B, 3.4C, 3.4D, 6.9,
8.2F and 8.2G attached hereto, are incorporated herein by this reference.

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase And Sale Agreement And Escrow Instructions as of the date set forth above.

                            CHI-CHI's, INC.,
                            a Delaware corporation

                            By /s/ ILLEGIBLE
                              --------------------
                              Its: Vice President

                              "Seller"

                             SHELLS SEAFOOD RESTAURANTS, INC.,
                             a Delaware corporation

                             By: /s/ W.E. HATTAWAY
                               ---------------------
                               Its: President 3-2-98
                                   -----------------

                             By: /s/ ILLEGIBLE
                                ----------------------
                                Its: Secretary 3-12-98
                                    ------------------

                             "Buyer"